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                                                                    EXHIBIT 99.1


                                  [ONEIDA LOGO]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
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CONTACTS:
Richard Mahony
Gavin Anderson & Company (212) 515-1960

          ONEIDA ANNOUNCES COMPREHENSIVE PRENEGOTIATED RECAPITALIZATION

         Tranche B lenders agree to convert 100% of their debt to equity
        Oneida obtains commitment for $170 million in long-term financing
                          Operations continue as usual


ONEIDA, NY - March 9, 2006 - Oneida Ltd. (OTCBB: ONEI), a global leader in flatware, dinnerware and crystal for both the consumer and foodservice markets, today announced that it has reached an agreement with its lenders on a recapitalization plan that would reduce the company's debt by approximately $100 million and open the way for investment, innovation and growth.

Terry G. Westbrook, President and CEO of Oneida, said: "I am pleased that we have been able to reach agreement on a comprehensive recapitalization plan that substantially reduces debt and increases our liquidity. This has been one of our principal goals since we completed the transformation of Oneida's business. We've successfully moved from a manufacturing-based business model to one built on sourcing, distribution and marketing. As a result, our cash flow, operating profit and margins have seen steady improvement, but we are still burdened by an unmanageable debt load."


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"The recapitalization now underway is intended to improve our capital structure, which in turn will facilitate our continued progress and growth," Westbrook continued. "Oneida is one of the most widely recognized brands in the marketplace, and we are eager to build on its strength."

"I am particularly gratified that we can undertake this process in a manner that minimizes any impact on our employees, customers, suppliers and business partners, who are so critical to our success," Westbrook added.

The recapitalization plan marks a further milestone in Oneida's progress since a new Board of Directors and management team were assembled 16 months ago. Under their leadership, the company has achieved several significant accomplishments, including:

     o Appointment of a new Chief Executive Officer, Executive Vice President of Worldwide Sales and Marketing and Chief Financial Officer, as well as the appointment of experienced executives to key leadership positions in sales, marketing, finance and information technology;

     o    Reductions in operating, product and administrative costs;

     o Creation of a global procurement team to manage Oneida's extensive network of contract manufacturers in Asia;

     o Operational integration of the company's various product lines in order to leverage Oneida's strengths in brand, design and global procurement;

     o Opening a west coast distribution center to improve supply-chain efficiency and customer service; and

     o Development of a strategic marketing plan to drive growth in the company's consumer and food service franchises.

Recapitalization Plan Receives Lender Support

Financial institutions representing 100% of the company's outstanding Tranche B debt and 94% of the company's outstanding Tranche A debt have agreed to the recapitalization plan and entered into a Plan Support Agreement. Pursuant to the terms of the Agreement, the company intends to file a

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voluntary petition for a prenegotiated reorganization under Chapter 11 of the
U.S. Bankruptcy Code. The filing is expected to take place on or about March 20, 2006.

A "prenegotiated" Chapter 11 petition means that a company will have finalized its plan of reorganization prior to filing with the court and received the requisite support for confirmation. This process is designed to be faster and more efficient than a traditional Chapter 11 filing. The Chapter 11 proceeding for Oneida should have no impact on its business operations, and Oneida expects to exit Chapter 11 approximately 90 days after commencement of its case.

Upon confirmation of the plan, all of the common stock of the company would be issued to the holders of Oneida's Tranche B debt. The company's $115 million Tranche A term loan would be refinanced with a long-term revolving credit and term loan facility from Credit Suisse. All of Oneida's existing common and preferred stock will be cancelled and receive no recovery. Accordingly, the company believes that Oneida's currently outstanding preferred and common stock has no value.

"Oneida's legacy debt burden left us no choice but to take this step. We regret the impact this action will have on our shareholders," Westbrook noted.

Vendor Payments and Customer Service

Oneida will continue operations without interruption during the recapitalization process. The company's working capital and liquidity positions remain strong and are expected to remain so during the brief reorganization process. The recapitalization plan only addresses the company's capital structure and certain legacy liabilities; therefore, it should have no material impact on its relationships with customers, suppliers, business partners or employees. During the pendency of the proceeding, the company will continue to pay suppliers for the delivery of goods and services on current terms, employee pay and benefits will continue as usual, and new product development and customer support will not be affected.


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Only Oneida Ltd. and certain of its U.S. affiliates will be the subject of the
Chapter 11 filing. It is expected that the company's non-U.S. affiliates will not be included in the Chapter 11 filing or be the subject of a foreign insolvency proceeding, and Oneida expects that the operations of its non-U.S. businesses will not be affected in any material way by virtue of Oneida's Chapter 11 filing.

Interim and Long-Term Financing in Place

In order to fund its day-to-day business operations during the pendency of the Chapter 11 proceeding, the company has obtained commitments from a lending syndicate led by JP Morgan Chase Bank, N.A. to provide up to $40 million of revolving credit financing. This financing, which will add to the company's current liquidity, is subject to certain closing conditions and to bankruptcy court approval.

In addition, upon confirmation of the recapitalization plan, a lending group led by Credit Suisse has agreed to provide up to $170 million of long-term financing, which will be composed of an $80 million asset-based 5-year revolving credit facility and a $90 million, 6-year term loan. The exit financing also is subject to certain closing conditions, including bankruptcy court approval.

About Oneida
Incorporated in 1880, Oneida Ltd. is one of the world's largest sourcing and distribution companies for stainless steel and silverplated flatware for both the consumer and foodservice industries. It is also the largest supplier of dinnerware to the foodservice industry in North America. Additional information about Oneida can be found at www.oneida.com.

Note on Forward-Looking Statements
This press release includes forward-looking information and statements. These statements are based on current expectations, estimates and projections. These expectations, estimates and projections are generally identifiable by statements containing words such as "expects," "believes," "estimates," "targets," "plans" or similar expressions. However, there are many risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking information and statements made in this press release. For

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further information regarding risks and uncertainties associated with Oneida's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Oneida's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.

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